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PRICING SUPPLEMENT NO. 2                                        Rule 424(b)(2)
TRADE DATE:  01/09/98                               Registration No. 333-34663
(To Prospectus Supplement dated September 30, 1997        Cusip No. 00786WAJ8
including the Prospectus dated September 19, 1997)

                             AEROQUIP-VICKERS, INC.
                                MEDIUM-TERM NOTES

                  Due More Than Nine Months from Date of Issue

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Floating Rate Note (  )                                         6.89% Fixed Rate Note (X)

Principal Amount:                   $6,000,000                  Issue Price:  $6,000,000 or 100%
Original Issue Date:                January 14, 1998            Specified Currency:  USD
Interest Accrual Date:              30/360 basis                Maturity Date:  January 15, 2018

Redemption Date(s):                        N/A                  New                      Notice of
Redemption Price(s):                       N/A                  Maturity                 Renewal
Authorized Denominations (if other than                         Date(s):                 Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                           Interest Payment Period:
in U.S. Dollars):                          N/A                       Semi-Annual

Repayment Date(s):                                              Interest Payment Dates: May 1 and
Repayment Price(s):                                                  November 1 Commencing May 1,
Total Amount of OID:                       N/A                       1998
Yield to Maturity:                         N/A                  Global Security:  (X) Yes  (  ) No
Initial Accrual Period OID:                N/A                  Exchange Rate Agent:     N/A
Method Used to Determine
  Historical Exchange Rate:                N/A
Yield to Maturity and Initial
  Accrual Period OID:                      N/A

(Only applicable to Floating Rate Notes):                       Spread (plus or minus):  N/A
  Initial Interest Rate:                   N/A                  Spread Multiplier:       N/A
  Index Maturity:                          N/A                  Maximum Interest Rate:   N/A
  Base Rate(s):                            N/A                  Minimum Interest Rate:   N/A
    If LIBOR, Designated LIBOR Page:       N/A                  Calculation Rate Agent:  N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                                      Name of Agent: JP Morgan ($6.0M)

Index Currency:                            U.S. Dollars         Agents' Aggregate Discount or
Interest Reset Period:                     N/A                       Commission:  $45,000.00
Interest Reset Dates:                      N/A                  Net Proceeds to Co.: $5,955,000.00
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( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or ( ) _____% of Principal Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount;
( ) a fixed initial public offering price of ___% of the principal amount; or
( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:
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